EXHIBIT 4.3

EQUITY INCENTIVE PLAN

1ST CENTURY BANCSHARES, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

(Effective July 1, 2005)

1ST CENTURY BANCSHARES, INC.. (the “Company”), hereby adopts in its entirety the 1st Century Bancshares, Inc. 2005 Equity Incentive (“Plan”), effective as of July 1, 2005 (“Plan Adoption Date”).  The Plan was approved by the shareholders of 1st Century Bancshares, Inc. on May 23, 2005, and was amended by the Board, on October 20, 2005, to delete Section 6 regarding stock appreciation rights and all other references to stock appreciation rights contained in the Plan. Unless otherwise defined, terms with initial capital letters are defined in Section 2 below.

SECTION 1
BACKGROUND AND PURPOSE

1.1           Background  The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Performance Shares and Restricted Stock.

1.2           Purpose of the Plan  The Plan is intended to attract, motivate and retain the following individuals:  (a) employees of the Company and its Affiliates; (b) consultants who provide significant services to the Company and its Affiliates and (c) directors of the Company who are employees of neither the Company nor any Affiliate.  The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholder.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1           “1934 Act” means the Securities Exchange Act of 1934, as amended.  Reference to a specific section of the 1934 Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2           “Administrator” means, collectively the Board, and/or one or more Committees, and/or one or more executive officers of the Company designated by the Board to administer the Plan or specific portions thereof; provided, however, that Awards may not be made by executive officers.

2.3           “Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4           “Applicable Law” means the legal requirements relating to the administration of Options, Performance Shares and Restricted Stock and similar incentive plans under any applicable laws, including but not limited to federal, state and foreign employment, labor, privacy and securities laws, the Code, and applicable rules and regulations promulgated by the NASDAQ, New York Stock Exchange, American Stock Exchange or the requirements of any other stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5           “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and/or Performance Shares.

2.6           “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.

2.7           “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8           “Change in Control” means the occurrence of any of the following events:

(a)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b)           The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c)           The consummation of a liquidation or dissolution of the Company;

(d)           A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” means directors who either (A) are Directors as of the Plan Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors); or

(e)           The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.9           “Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10         “Committee” means any committee appointed by the Board of Directors to administer the Plan or any portion thereof that is composed entirely of Independent Directors.

2.11         “Company” means 1st Century Bancshares, Inc. or any successor thereto.  With respect to the definitions of the Performance Goals, the Administrator may determine that “Company” means 1st Century Bancshares, Inc. and its consolidated Subsidiaries.

2.12         “Consultant” means any consultant, independent contractor or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.13         "Continuous Status” as an Employee, Consultant or Director means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated.  “Continuous Status as an Employee or Consultant” shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor.  A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company.  For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If such reemployment is not so guaranteed, then on the one hundred eighty-first (181st) day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.  “Continuous Status as a Director” means the absence of any interruption or termination of service as a Director.

2.14         “Director” means any individual who is a member of the Board of Directors of the Company.

2.15         “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.16         “Employee” means any individual who is a common-law employee of the Company or of an Affiliate.

2.17         “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18         “Fair Market Value” means the market price of a Share on the relevant date, determined by the Committee as follows:

(i)
If Share was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

(ii)	If Share was traded over-the-counter on the date in question and was traded on NASDAQ, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by NASDAQ;

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

2.19         “Fiscal Year” means a fiscal year of the Company.

2.20         “Grant Date” means with respect to an Award, the effective date an Award is granted.

2.21         “Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.22         “Independent Director” means a Nonemployee Director who is (i) a “nonemployee director” within the meaning of Section 16b-3 of the 1934 Act, (ii) “independent” as determined under the applicable rules of the NASDAQ, and (iii) an “outside director” under Treasury Regulation Section 1.162-27(e)(3), as any of these definitions may be modified or supplemented from time to time.

2.23         “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Administrator in its discretion.

2.24         “Misconduct” shall include commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate) and shall include, without limitation:  (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (c) misuse of any confidential, secret, privileged or non-public information relating to the Company's (or any Affiliate’s) business, or (e) participating in a hostile takeover attempt of the Company or an Affiliate.  The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

2.25         “NASDAQ” means The NASDAQ Stock Market, Inc.

2.26         “Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.27         “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.28         “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.29         “Participant” means an Employee, Consultant or Nonemployee Director who has an outstanding Award.

2.30         “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement, including without limitation goals tied to Individual Objectives and/or the Company’s (or a business unit’s) return on assets, return on shareholders’ equity, efficiency ratio, earnings per share, net income, or other financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”), with or without adjustments determined by the Administrator.  The Performance Goals may differ from Participant to Participant and from Award to Award.

2.31         “Performance Shares” mean an Award granted to a Participant pursuant to Section 9 of the Plan that entitles the Participant to receive a prescribed number of Shares upon achievement of performance objectives associated with such Award.

2.32         “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions that subject the Shares to a substantial risk of forfeiture.  As provided in Section 7, such restrictions may be based on the passage of time, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator, in its discretion.

2.33         “Plan” means this 1st Century Bancshares, Inc. 2005 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34         “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.  An Award of Restricted Stock constitutes a transfer of ownership of Shares to a Participant from the Company subject to restrictions against transferability, assignment, and hypothecation.  Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement.  Vesting can be based on continued employment over a stated service period, or on the attainment of specified performance goals.  If employment is terminated prior to vesting, the unvested restricted stock reverts back to the Company.

2.35         “Retirement” means the termination of employment pursuant to the Company's retirement policies for an Employee whose Continuous Status as an Employee was not interrupted during the previous five (5) years.

2.36         “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.37         “SEC” means the U.S. Securities and Exchange Commission.

2.38         “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.39         “Shares” means the shares of common stock of the Company.

2.40         “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3
ADMINISTRATION

3.1           The Administrator. The Administrator shall be appointed by the Board of Directors from time to time.

3.2           Authority of the Administrator.  It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law.  The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to make recommendations to the Board regarding the following: (a) which Employees, Consultants and Directors shall be granted Awards; (b) the terms and conditions of the Awards, (c) interpretation of the Plan, (d) adoption of such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, (e) adoption of rules for the administration, interpretation and application of the Plan as are consistent therewith and (f) interpretation, amendment or revocation of any such rules.

3.3           Delegation by the Administrator.  The Administrator, in its discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors; provided, however, that the Administrator may not delegate its authority and powers (a) with respect to Section 16 Persons or (b) in any way which would jeopardize the Plan’s qualification under Section 162(m) of the Code or Rule 16b-3.

3.4           Decisions Binding.  All determinations and decisions made by the Administrator, the Board and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by Applicable Law.

SECTION 4
SHARES SUBJECT TO THE PLAN

4.1           Number of Shares. Subject to adjustment, as provided in Section 4.3, the total combined number of Shares and Performance Shares initially available for grant under the Plan shall be One Million Two Hundred Thousand (1,200,000). When any Award made under the Plan expires, or is forfeited or cancelled without the delivery of Shares, such Shares will become available for future Awards under the Plan.  Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise.

4.2           Lapsed Awards.  If an Award is cancelled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award.

4.3           Adjustments in Awards and Authorized Shares.  Except as provided under Section 4.3.1, and subject to the limitations of Section 10.6, in the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 8.1 and 10.6.  Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

4.3.1         Incentive Stock Options.  Except as provided in Sections 4.3.2, any adjustment to the maximum aggregate number of Shares to be issued through the exercise of Incentive Stock Options must be approved by shareholders within 12 months before or after the date a resolution is adopted by the Board of Directors to adjust the maximum aggregate number of Shares to be issued through the exercise of Incentive Stock Options.

4.3.2         Increase to Reflect Outstanding Shares.  Any adjustment described in Section 4.3.1 which merely reflects a change in the outstanding Shares, such as a stock dividend or stock split, will be effective without shareholder approval.

4.4           Legal Compliance.  Awards and Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the California Financial Code, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  Any Award made in violation hereof shall be null and void.

4.5           Investment Representations. As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

SECTION 5
EMPLOYEE AND CONSULTANT STOCK OPTIONS

The provisions of this Section 5 are applicable only to Options granted to Employees (including Directors who are also Employees) and Consultants. Such Participants shall also be eligible to receive other types of Awards as set forth in the Plan.

5.1           Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Administrator in its discretion.  The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Sections 4.1 and 10.6, shall determine the number of Shares subject to each Option.

5.2           Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine.  The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3           Exercise Price.  The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 5.3.

5.3.1         Nonqualified Stock Options.  In the case of a Nonqualified Stock Option, the Exercise Price shall be determined by the Administrator, but in no case shall the per Share exercise price be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2         Incentive Stock Options.  The grant of Incentive Stock Options shall be subject to the following limitations:

(a)           The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

(b)           Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Nonemployee Directors or Consultants;

(c)           To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3.2(c), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

(d)           In the event of an Participant's change of status from Employee to Consultant or Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three (3) months and one (1) day following such change of status.

5.3.3         Substitute Options.  Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer.  If such substitute Options are granted, the Administrator, in its discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price of no less than eighty-five percent (85%) of the Fair Market Value of the Shares on the Grant Date.

5.4           Expiration of Options

5.4.1         Expiration Dates.  Each Option shall terminate no later than the first to occur of the following events:

(a)           Date in Award Agreement. The date for termination of the Option set forth in the written Award Agreement; or

(b)           Termination of Continuous Status as Employee or Consultant.  The last day of the three (3)-month period following the date the Participant ceases his/her Continuous Status as an Employee or Consultant (other than termination for a reason described in subsections (c), (d), (e), (f) or (g) below); or

(c)           Misconduct.  In the event a Participant's Continuous Status as an Employee or Consultant terminates because the Participant has performed an act of Misconduct as determined by the Administrator, all unexercised Options held by such Participant shall expire five (5) business days following written notice from the Company to the Participant;

(d)           Disability.  In the event that a Participant's Continuous Status as an Employee or Consultant terminates as a result of the Participant's Disability, the Participant may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

(e)           Death. In the event of the death of a Participant, the Option may be exercised at any time within twenty-four (24) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Option at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

(f)           Retirement.  In the event that a Participant's Continuous Status as an Employee terminates as a result of the Participant's Retirement, the Participant may exercise his or her Option at any time subject to the limitations in the Plan and the Award Agreement, but only to the extent that the Participant was entitled to exercise the Option at the time of such termination, unless otherwise expressly provided in a written agreement between the Participant and the Company.  However, any Incentive Stock Options not exercised within three (3) months of the termination of the Participant's Continuous Status as an Employee shall be treated for tax purposes as Nonstatutory Stock Options three (3) months and one (1) day following such Retirement; or

(g)           10 Years from Grant.  Unless otherwise specified above, an Option shall expire no more than ten (10) years from the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

(h)           Change in Status.  In the event a Participant’s status has changed from Consultant to Employee, or vice versa, a Participant's Continuous Status as an Employee or Consultant shall not automatically terminate solely as a result of such change in status.

(i)           Inadequate Capitalization.  Upon the direction of state or federal regulators, the Administrator may require the Participant’s to exercise all or a portion of their Options.  In such case, the Administrator shall provide written notice to each Participant directing immediate exercise of the Option identified in the written notice.  The notice shall provide each Participant with a copy of the declaration from the state or federal regulators directing the Company to effectuate the immediate exercise of Participant Options.  Upon receipt of this written notice from the Company, each Participant shall have thirty (30) days to exercise the identified Options that are subject to immediate exercise.  At the expiration of this thirty-day period, any Options that were identified in the written notice that remain unexercised shall be immediately canceled.

5.4.2        Administrator Discretion.  Subject to the limits of Section 5.4.1, the Administrator, in its discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to limitations applicable to Incentive Stock Options).

5.5           Exercisability of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Administrator shall determine in its discretion.  After an Option is granted, the Administrator, in its discretion, may accelerate the exercisability of the Option.

5.6           Exercise and Payment.  Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

5.6.1        Form of Consideration. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent.  The Administrator, in its discretion, also may permit the same-day exercise and sale of Options and related Shares, or exercise by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (such previously acquired Shares must have been held for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, unless otherwise determined by the Administrator), or by any other means which the Administrator, in its discretion, determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

5.6.2         Delivery of Shares. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

SECTION 6
RESERVED

SECTION 7
RESTRICTED STOCK

7.1           Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants in such amounts as the Administrator, in its discretion, shall determine.  The Administrator, in its discretion and subject to Section 10.6, shall determine the number of Shares to be granted to each Participant.

7.2           Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its discretion, shall determine.  Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3           Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction.

7.4           Other Restrictions.  The Administrator, in its discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4, including, without limitation, provisions relating to expiration of restrictions equivalent to the provisions relating to expiration of options as set forth in Section 5.4.

7.4.1         General Restrictions.  The Administrator may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, or individual), or any other basis determined by the Administrator in its discretion.

7.4.2         Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code.  In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3         Legend on Certificates.  The Administrator, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5           Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after expiration of the Period of Restriction.  The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed.  After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

7.6           Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

7.7           Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement.  If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8           Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8
NONEMPLOYEE DIRECTOR AWARDS

The provisions of this Section 8 are applicable only to Nonemployee Directors.

8.1           Granting of Options

8.1.1         Initial Grants.  Each Nonemployee Director who first becomes a Nonemployee Director on or after the Plan Effective Date  (excluding each Nonemployee Director whom, at the time he or she first becomes a Director, holds unvested options to purchase Shares or securities convertible or exchangeable for Shares as a result of such Outside Director’s service as a director of an Affiliate), shall be entitled to receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, an Award of up to 1,000 Shares, or such lesser number of Shares as is allowed pursuant to Section 10.6.  Such Award may consist of a single type or any combination of the types of Awards permissible under this Plan, as determined from time to time by the Board as a whole.

8.1.2         Ongoing Grants.  On the first trading day of February in each calendar year, each Nonemployee Director who has served as a Nonemployee Director for at least five months on that date shall be granted an Award of up to 750 Shares, or such lesser amount of Shares as is allowed pursuant to Section 10.6, provided that such Nonemployee Director is a member of the Board.   Such Award may consist of a single type or any combination of the types of Awards permissible under this Plan, as determined from time to time by the Board as a whole.

8.1.3         “Imputed Value.”  For purposes of Section 8.3 (as such section relates to Options), the “Imputed Value” of any Award shall mean the value as determined in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004), “Accounting for Share-Based Compensation,” as the same may be amended from time to time.

8.2           Terms of Options.

8.2.1         Option Agreement.  A written Award Agreement between the Participant and the Company shall evidence each Option granted pursuant to this Section 8.

8.2.2         Exercise Price.  The Exercise Price for the Shares subject to each Option granted pursuant to this Section 8 shall be 100% of the Fair Market Value of such Shares on the Grant Date.

8.2.3         Expiration of Options.  Each Option granted pursuant to this Section 8 shall terminate upon the first to occur of the following events:

(a)           The date for termination of the Option set forth in the written Award Agreement; or

(b)           The expiration of ten (10) years from the Grant Date; or

(c)           The expiration of twelve (12) months from the date the Participant ceases Continuous Status as a Director for any reason other than the Participant’s death or Disability; or

(d)           In the event that a Participant's Continuous Status as a Director terminates as a result of the Participant's Death or Disability, the Participant’s Option shall terminate in accordance with the provisions set forth in Section 5.4.1 (d) and (e), respectively; or

(e)           In the event a Director receives written notice from the Company directing the immediate exercise of certain identified options in accordance with the provisions set forth in Section 5.4.1 (i), and such options remain unexercised at the expiration of the thirty-day period following the date the written notice is received.

8.2.4         Nonqualified Stock Options Only.  No Incentive Options may be granted pursuant to this Section 8.

8.2.5        Vesting and Other Terms.  Except as provided in Section 8.2.3, Options granted pursuant to this Section 8 shall become exercisable on terms and conditions determined by the Administrator in its sole discretion.  All other provisions of the Plan not inconsistent with this Section 8 shall also apply to Options granted to Nonemployee Directors.  In the event of any inconsistency between provisions set forth in Section 8 and those set forth elsewhere in the Plan as they relate to Options, the provisions of Section 8 shall govern with respect to Options granted to Nonemployee Directors.

8.2.6         Substitute Options. In the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), an individual who becomes a Nonemployee Director as a result of such transaction may be granted Options in substitution for options granted by the unrelated corporation.  If such substitute Options are granted, the Administrator, in its discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

8.3           Elections by Nonemployee Directors.  Pursuant to such procedures as the Administrator (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for an Award under this Plan.  The number of Shares subject to an Award received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares.  The number of Options granted shall be determined by dividing the cash amount foregone by the Imputed Value of the Options (as defined in Section 8.1.3), rounded up to the nearest whole number of Shares.  The procedures adopted by the Administrator for elections under this Section 8.3 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “nonemployee director” under Rule 16b-3.

SECTION 9
PERFORMANCE SHARES

9.1           Grant of Performance Shares.  Subject to the terms and conditions of the Plan, Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Administrator in its discretion.

9.1.1         Number of Performance Shares.  The Administrator will have complete discretion in determining the number of Performance Shares granted to any Participant, subject to the limitations in Section 10.6.

9.1.2         Value of Performance Shares.  Notwithstanding Section 8.1.3, each Performance Share will have an value equal to the Fair Market Value of a Share.

9.2           Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions, including, without limitation, time-based vesting provisions, in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to Participants.  The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.”  Each Award of Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its discretion, will determine.  The Administrator may set performance objectives based upon the achievement of Company-wide or individual goals or any other basis determined by the Administrator in its discretion.

9.3           Earning of Performance Shares.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Share, the Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Share.

9.4           Form and Timing of Payment of Performance Shares.  Payment of earned Performance Share will be made in Shares in equal value as soon as practicable after the expiration of the applicable Performance Period.

9.5           Cancellation of Performance Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Shares will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 10
MISCELLANEOUS

10.1          Change In Control

10.1.1      Generally.  In the event of a Change in Control, unless an Award is assumed or substituted by the successor corporation, then (i) such Awards shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable and (ii) all restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control.

10.1.2       Options.  If the Administrator determines that Options will be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation, then

(a)           In the event that the successor corporation refuses to assume or substitute for the Option, the Options held by such Participant shall immediately become one hundred percent (100%) exercisable.  In such event, the Company shall notify the Participant in writing or electronically that the Options are fully exercisable (subject to the consummation of the Change in Control) for a period of ninety (90) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

(b)           For the purposes of this Section 10.1.2, the Option shall be considered assumed if, following the Change in Control, the option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control event by holders of Shares for each Share held on the closing date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Administrator or the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined on the date of the Change in Control.

10.1.3       Restricted Stock.  If the Administrator determines that any Company repurchase or reacquisition right with respect to outstanding Shares of Restricted Stock held by the Participant will be assigned to the successor corporation, then in the event that the successor corporation refuses to accept the assignment of any such Company repurchase or reacquisition right, such Company repurchase or reacquisition right will immediately lapse and the Participant will become one hundred percent (100%) vested in such Shares of Restricted Stock prior to the closing of the Change in Control event.

10.1.4       Performance Shares.  If the Administrator determines that Performance Shares will be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation, then

(a)           In the event that the successor corporation refuses to assume or substitute for the Performance Shares, 100% of all performance objectives will be deemed achieved and all other terms and conditions met.  In such event, payment of earned Performance Shares will be made as soon as practical in accordance with Section 9.4.

(b)           For the purposes of this Section 10.1.4, the Performance Share shall be considered assumed if, following the Change in Control, the Performance Share confers the right to purchase or receive, for each Share subject to the Performance Share immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Administrator or the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of a Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined on the date of the Change in Control.  Notwithstanding anything in this Section 10.1.4 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the successor corporation’s post Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

10.2          Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase rights applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

10.3          Deferrals.  The Administrator, in its discretion, may permit a Participant to defer the payment of Shares that would otherwise be due to such Participant under an Award.  Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its discretion.

10.4          No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause.  Unless otherwise provided by written contract, employment with the Company and its Affiliates is on an at-will basis only.  Additionally, the Plan shall not confer upon any Nonemployee Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Nonemployee Director or the Company may have to terminate his or her directorship at any time.

10.5           Participation.  No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.6          Limitations on Awards.  No Participant shall be granted an Award in any Fiscal Year representing more than the lesser of (i) ten percent (10%) of the Company’s total number of outstanding Shares immediately prior to the issuance of such Award or (ii) 928,000 Shares; provided, however, that such limitation shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 4.3.

10.7          Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

10.8          Beneficiary Designations.  If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death.  Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator.  In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.9          Limited Transferability of Awards.  No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.  Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

10.10        Restrictions on Share Transferability.  The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

10.11        Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

10.12       No Rights as Shareholder.  Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 11
AMENDMENT, TERMINATION, AND DURATION; RE-PRICING PROHIBITED

11.1          Amendment, Suspension, or Termination.  Except as provided in Section 11.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason.  The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant.  No Award may be granted during any period of suspension or after termination of the Plan.

11.2          No Amendment or Re-Pricing without Shareholder Approval. The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 4.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent necessary or desirable to comply with the rules of the NASDAQ, the Exchange Act, Section 422 of the Code, or other Applicable Law.

11.3          Plan Effective Date and Duration of Awards .  The Plan shall be effective as of the Plan Adoption Date subject to the shareholders of the Company approving the Plan by the required vote), subject to Sections 11.1 and 11.2 (regarding the Board’s right to amend or terminate the Plan), and shall remain in effect thereafter.  However, without further shareholder approval, no Award may be granted under the Plan more than ten (10) years after the Plan Adoption Date.

SECTION 12
TAX WITHHOLDING

12.1          Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

12.2          Withholding Arrangements.  The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld.  The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.  The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

SECTION 13
LEGAL CONSTRUCTION

13.1          Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

13.2          Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

13.3          Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.4          Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.5          Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.6          Securities Law Compliance.  With respect to Section 16 individuals, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3.  To the extent any provision of the Plan, Award Agreement or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

13.7          Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California

13.8          Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

1ST CENTURY BANCSHARES, INC.

By:

Name:	Roman Khariton

Title:	AVP, Human Resources Manager

Date: